EXHIBIT 5.1

A CMS Energy Company

Robert C. Shrosbree

Assistant General Counsel

July 3, 2007

CMS Energy Corporation
One Energy Plaza
Jackson, MI 49201

RE: CMS Energy Corporation

$250,000,000 6.55% Senior Notes due 2017 (the “2017 Notes”)
$150,000,000 Floating Rate Senior Notes due 2013 (the “2013 Notes”)

Ladies and Gentlemen:

I am the Assistant General Counsel of Consumers Energy Company, a wholly owned subsidiary of CMS Energy Corporation, a Michigan corporation (the “Company”) and have acted as Special Counsel to the Company. I address this opinion to you with respect to the issuance and sale of $250,000,000 aggregate principal amount of its 2017 Notes and the 2013 Notes (collectively, the “Securities”), issued under the Indenture dated as of September 15, 1992 between the Company and The Bank of New York, as Trustee (the “Trustee”), as amended and supplemented by certain supplemental indentures thereto including the Twentieth Supplemental Indenture dated as of July 3, 2007 relating to the 2017 Notes and the Twenty-First Supplemental Indenture dated as of July 3, 2007 relating to the 2013 Notes. The Company issued and sold the Securities pursuant to an effective shelf Registration Statement on Form S-3 (No 333-125553) (the “Registration Statement”), a Preliminary Prospectus Supplement dated June 18, 2007 to a Prospectus dated June 16, 2005, an Issuer Free Writing Prospectus that included the final terms of the transaction and a Final Prospectus Supplement dated June 19, 2007 to a Prospectus dated June 16, 2005.

In rendering the opinions expressed below, I, or attorneys acting under my supervision, have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of governmental officials and corporate officers and such other papers and evidence, as I have deemed relevant and necessary as a basis for such opinions. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, and the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for examination. I have further assumed without investigation that each document submitted to me for review and relied upon for this opinion is accurate and complete as of the date given to the date hereof.

On the basis of such review, I am of the opinion that the Securities have been legally issued by the Company and constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on July 7, 2007 which is incorporated by reference in the Registration Statement.

Very truly yours,

/s/ Robert C. Shrosbree

Robert C. Shrosbree